Exhibit 99.1

VOLT INFORMATION SCIENCES REPORTS SETTLEMENT OF SEC INVESTIGATION

New York, New York, January 10, 2013 – Volt Information Sciences, Inc. (OTC: VISI) today announced that it has reached an agreement with the U.S. Securities and Exchange Commission (SEC) to settle issues regarding the SEC’s investigation of certain accounting matters, primarily software revenue recognition in the company’s computer systems segment. Without admitting or denying the allegations, the company has consented to a judgment requiring compliance with federal securities laws. Under the terms of the agreement, which is subject to court approval, Volt is not required to pay any monetary penalty.

Volt announced the SEC investigation on November 8, 2010. The company has concurrently performed an internal review of its accounting for revenue and related costs as well as other areas, and is in the process of preparing restated financial statements.  The company is pleased to reach resolution of the investigation and believes that this civil settlement is in the best interest of the company.

"We are committed to adhering to the highest standards of accounting and corporate governance.  We have cooperated with the SEC throughout this investigation and we have made a significant investment in reviewing and improving our accounting processes and internal controls,” said Ron Kochman, Volt’s CEO.  “We are pleased to resolve this matter and move forward with completing our financial restatement and continuing to deliver outstanding services and products to our customers.”

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 1000 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

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Contact:
James Whitney
Chief Financial Officer
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921